UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): July 29, 2008
DAWSON GEOPHYSICAL COMPANY
(Exact name of Registrant as specified in its charter)

TEXAS	0-10144	75-0970548
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)
508 West Wall, Suite 800
Midland, Texas 79701
(Address of principal executive offices)
(432) 684-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On July 29, 2008, the Board of Directors (the “Board”) of Dawson Geophysical Company (the “Company”) appointed Ted R. North to fill a vacant director slot previously approved by the Board. Mr. North will become a director effective as of August 1, 2008. At the time of this filing, Mr. North has not been named to any committee of the Board. Mr. North will be compensated for his service on the Board under the Company’s standard arrangement described in its proxy statement for the annual meeting of stockholders held on January 22, 2008.
     Mr. North was a partner at Grant Thornton LLP from August 1987 to his retirement on July 31, 2008. He served as the Managing Partner and in other positions of responsibility in the Midland, Texas and Oklahoma City offices of Grant Thornton. He is a Certified Public Accountant with over 30 years of public accounting experience.
     There are no arrangements or understandings between Mr. North and any other person pursuant to which he was selected as a director. There are no transactions in which Mr. North has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Item 7.01. Regulation FD Disclosure.
     On August 4, 2008, the Company announced that Stephen Jumper, its President and Chief Executive Officer, is scheduled to present at The 2008 Oil and Gas Conference® in Denver hosted by EnerCom, Inc. on Monday, August 11, beginning at 9:15 a.m. Mountain Time. The presentation will be webcast live on the Company’s web site and may be accessed at www.dawson3d.com. Replay of the webcast will be available on the Company’s web site for 30 days following the event. A copy of the presentation materials may be obtained by contacting the Company’s executive offices at 1-800-332-9766. The information contained on the Company’s web site is not incorporated by reference herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAWSON GEOPHYSICAL COMPANY
Date: August 4, 2008	By:	/s/ Christina W. Hagan
Christina W. Hagan
Executive Vice President, Secretary and Chief Financial Officer